                           STOCK PURCHASE AGREEMENT
                           ------------------------

          This Stock Purchase Agreement ("Agreement") is entered into as of November 17, 2000 ("Effective Date"), by OnePoint Communications Corp. (the "Company") and Ventures in Communications II, L.L.C. ("Purchaser").

          WHEREAS, pursuant to that certain Definitive Merger Agreement dated as of August 4, 2000 (the "Merger Agreement") by and among Bell Atlantic Corporation d/b/a Verizon Communications ("VC"), Sphere Merger Corp., OnePoint Communications Corp., Purchaser, and Vencom, L.L.C., Purchaser is required, upon the request of VC to purchase 91,957 shares of common stock, par value $0.01 (the "Common Stock") of the Company for an aggregate amount of $12,879,480.00 (the "Equity Funding Obligation").

          WHEREAS, VC has notified Purchaser of its intention to require Purchaser to consummate the Equity Funding Obligation.

          NOW THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained and intending to be legally bound, the parties agree as follows:

          SECTION 1.  Purchase and Sale. On or before November 17, 2000,
                      -----------------
Purchaser agrees to pay to Company $12,879,480.00 by wire transfer in immediately available funds, and Company agrees to issue and sell to Purchaser 91,957 shares of Common Stock (the "Purchased Shares").

          SECTION 2.  Company Representations. In connection with the issuance
                      -----------------------
and acquisition of the Purchased Shares under this Agreement, Company hereby represents and warrants to Purchaser as follows:

          (a) Organization, Corporate Power and License.  Company is a
              -----------------------------------------
corporation organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole. Company and each of its subsidiaries possesses all municipal, state, or federal licenses, permits, certificates, grants of authority and any similar authorization ( each a "License" and collectively, the "Licenses") which are necessary for it to conduct its respective business operations in the manner in which they are presently being conducted (and such Licenses are valid and in full force and effect), other than any Licenses, the failure of which to hold would not, singly or in the aggregate, have a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole. No event has occurred with respect to the Licenses which is likely to result in, or after notice or lapse of time or both would be likely to result in, revocation, termination or non-renewal thereof or would result in any other material impairment of the rights of the holder of any of the Licenses, which would result in a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole.

          (b) Capitalization and Related Matters.  Immediately prior to the
              ----------------------------------
Effective Date, the number of outstanding shares of Common Stock of Company shall be as set forth in the attached "Capitalization Schedule." As of the Effective Date, except as set forth on the attached Capitalization Schedule, neither Company nor any of its subsidiaries shall have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. As of the Effective Date, except as set forth on the attached Capitalization Schedule, neither Company nor any of its subsidiaries shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

          (c) Securities Laws. Company has not violated any applicable federal
              ---------------
or state securities laws in connection with the offer, sale or issuance of any of its Common Stock or any other debt or equity securities. In addition, Company's filings with the Securities and Exchange Commission accurate and complete in all material respects.

          (d) Subsidiary.  The attached "Subsidiary Schedule" sets forth the
              ----------
name of each subsidiary of Company, its jurisdiction of organization and the ownership of the equity of such subsidiary. Each such subsidiary is organized, validly existing and in good standing under the laws of the jurisdiction of its organization, possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on the businesses in which it is engaged and is qualified and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole. All of the outstanding shares of capital stock of each subsidiary are validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of any lien and not subject to any option or right to purchase any such shares. Neither Company nor any of its subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other person, except as set forth in the attached Subsidiary Schedule.

          (e) Authorization, No Breach.  The execution, delivery and performance
              ------------------------
of this Agreement and all other agreements contemplated hereby to which Company is a party, have been duly authorized by Company. This Agreement and all other agreements contemplated hereby to which Company is a party each constitutes a valid and binding obligation of Company, enforceable in accordance with its terms. The execution and delivery by Company of this Agreement and all other agreements, contemplated hereby to which Company is a party, and the fulfillment of and compliance with the respective terms thereof by Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest charge or encumbrance upon Company's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the charter or bylaws of Company, or any law, statute, rule or regulation to which Company is subject or any agreement, instrument, order, judgment or decree to which Company is subject.

          (f) Financial Statements.  Attached hereto as the "Financial
              --------------------
Statements Schedule" are the following financial statements: the audited consolidated balance sheets of Company and its Subsidiaries as of December 31, 1998 and December 31, 1999 (the "Latest Balance Sheet") and the interim financial statements and balance sheet as of September 30, 2000 (the "Interim Balance Sheet"), and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended. Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles, consistently applied.

          (g) Absence of Undisclosed Liabilities.  Company and its subsidiaries
              ----------------------------------
do not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Company or any subsidiary, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Effective Date, or any action or inaction at or prior to the Effective Date, which would cause a material adverse effect on the financial condition, business prospects or operations of Company and its subsidiaries taken as a whole other than: (i) liabilities set forth on the Interim Balance Sheet (including any notes thereto), (ii) liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit) and (iii) other liabilities expressly disclosed in the other Schedules to this Agreement.

          (h) No Material Adverse Change.  Since the date of the Interim Balance
              --------------------------
Shed, there has been no material adverse effect on the financial condition, business prospects or operations of Company and its subsidiaries taken as a whole.

          (i) Absence of Certain Developments.  Except as expressly contemplated
              -------------------------------
by this Agreement or asset forth on the attached "Developments Schedule" since the date of the Interim Balance Sheet, neither Company nor any of its Subsidiaries have:

              (i) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

              (ii) borrowed any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contacts entered into in the ordinary course of business;

              (iii) discharged or satisfied any material lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

              (iv) declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other fights to acquire its capital stock or other equity securities);

              (v) mortgaged or pledged any of its properties or assets or subjected them to any material lien, except liens for current property taxes not yet due and payable;

              (vi) sold, assigned or transferred any of its material tangible assets, except in the ordinary course of business, or canceled any material debts or claims,

              (vii) suffered any material extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

              (viii) made capital expenditures or commitments therefor that aggregate in excess often million dollars ($10,000,000);

              (ix) made any loans or advances to, guarantees for the benefit of, or any investments in any persons in excess of five hundred thousand dollars ($500,000) in the aggregate; or

              (x) suffered any damage, destruction or casualty loss exceeding in the aggregate one million dollars ($1,000,000), whether or not covered by insurance.

          (j) Assets.  Company and each subsidiary have good and marketable
              ------
title to, or a valid leasehold interest in, the material properties and assets used by them, located on their promises or shown on the Interim Balance Sheet or acquired thereafter, free and clear of all liens, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet and except for liens disclosed on the Interim Balance Sheet (including any notes thereto) and liens for current property taxes not yet due and payable.

          (k) Tax Matters.  Company and each subsidiary have filed all Tax
              -----------
Returns which they are required to file under applicable laws and regulations and have paid all Taxes shown thereon as owing by them except where the failure to file Tax Returns or pay Taxes would not have a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole. "Tax" or "Taxes" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not. "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

          (1) Brokerage.  Except as disclosed on the attached "Brokerage
              ---------
Schedule", Company has no liability or obligation to pay any brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Company or any of its Subsidiaries.

          (m) Governmental Consent, etc.  No permit, consent, approval or
              -------------------------
authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by Company of this Agreement or the other agreements contemplated hereby, or the consummation by Company of any other transactions contemplated hereby or thereby where a failure to so obtain Would have a material adverse effect on the financial condition, business prospects or operations of Company and its subsidiaries taken as a whole.

          (n) Compliance with Laws.  To the knowledge of Company, neither
              --------------------
Company nor any subsidiary has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect upon the financial condition, business prospects or operations of Company and its subsidiaries taken as a whole.

          (o) Environmental.  Neither Company nor its subsidiaries have received
              -------------
any written notice, report or other information regarding any actual or alleged material violation of any environmental regulation, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or its subsidiaries or their facilities arising under environmental regulations, the subject of which would have a material adverse effect on the financial condition of the Company and its subsidiaries taken as a whole. Company and each of its subsidiaries is in material compliance with all applicable laws and regulations related to the, environment, health and safety, all required permits from governmental entities have been obtained and are in effect, and no on-site storage, treatment or disposal of hazardous waste or material has been made (except in compliance with applicable laws and regulations) in connection with any of such operations, where a failure to so comply, obtain or maintain in effect would have a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole. There are no pending actions, proceedings, or notices of potential action and there are no facts that would reasonably be expected to lead to actions, proceedings, or notices of potential action from any governmental agency regarding the condition of any of such assets or operations under environmental, health or safety laws where any of the foregoing would have a material adverse effect on the financial condition of Company and its subsidiaries taken as a whole. Company has lawfully disposed of the waste generated by the businesses associated with assets and operations and no pending or threatened proceedings exist concerning disposal of waste generated by the businesses associated with the Company. There am no underground storage tanks, PCBs, asbestos, radon gas or harmful nuclear radiation present on any real property owned by Company nor has Company to the best of its knowledge caused any such material to be placed on property it occupies.

          (p) Knowledge.  As used in this Section 2, the terms "knowledge" or
              ---------
"aware" shall mean and include (i) the actual knowledge or awareness of Company and its Subsidiaries

(which shall include the actual knowledge and awareness of the officers, directors and key employees of Company and its Subsidiaries and the general managers of each facility of Company and its Subsidiaries) and (ii) the knowledge or awareness which a prudent business person would have obtained in the conduct of his business after making reasonable inquiry and reasonable diligence with respect to the particular matter in question.

          (q) Legal Proceedings. There is no litigation, proceeding or
              -----------------
governmental investigation pending or to the best of Company's knowledge, threatened, against Company, any subsidiary, or any of their respective properties or businesses or any of their respective assets which, if decided adversely, would have a material adverse effect on the financial condition or the business prospects of the Company and its subsidiaries taken as a whole or on the ability of Company or any subsidiary to conduct their businesses in the same manner in all material respects in which they are currently operated.

          (r) Merger Agreement.  The representations and warranties set forth in
              ----------------
the Merger Agreement are true and correct in all material respects as of the date hereof, and the Company has complied with all covenants or other obligations required to be complied by it under the Merger Agreement as of the date hereof.

          SECTION 3.  Purchaser Representations.  In connection with the
                      -------------------------
issuance and acquisition of Purchased Shares under this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

          (a) The Purchaser is acquiring and will hold the Purchased Shares for investment for its account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended ("Securities Act").

          (b) Purchaser understands that the Purchased Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and further acknowledges and understands that the Company is under no obligation to register the Purchased Shares; except as provided in the attached "Registration Rights Provisions" Schedule.

          (c) Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares (i) on or before the earlier the Closing Date or the date that the Merger Agreement is terminated or (ii) in violation of any federal or state securities laws or any the rules promulgated thereunder.

          (d) Purchaser has been given access to all information regarding Company that it has requested Purchaser is a sophisticated investor with such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of investment in the Purchased Shares and that it is able to bear the economic risk and lack of liquidity of an investment in the Purchased Shares.

          SECTION 4 Legends.  All certificates evidencing Purchased Shares shall
                    -------
bear the following legends:

          "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

          SECTION 5.  Entire Agreement.  This Agreement constitutes the entire
                      ----------------
contract between the parties hereto with regard to the subject matter hereof It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof This Agreement is intended to bind and inure to the benefit of and be enforceable by Company and Purchaser and their respective successors and assigns. The Agreement may be executed in counterparts, any one of which need not contain the signatures of more am one Party, but all such counterparts taken together shall constitute one and the same instrument.

                              ONEPOINT COMMUNICATIONS CORP.


                              By:____________________________________
                              Name:__________________________________
                              Title:_________________________________


                              VENTURES IN COMMUNICATIONS II, L.L.C.


                              By:____________________________________
                              Name:__________________________________

                            Capitalization Schedule

Owner                                       Shares of Common Stock       Percent
-----                                       ----------------------       -------

Ventures in Communications II, LLC               1,010,075                87.2%
Bell Atlantic Investments, Inc.                     19,570                 1.7%
Warrants - Bondholders                             111,125                 9.6%
Warrants - Verizon Investments, Inc.                17,850                 1.5%

Notes:
-----

     Immediately prior to the Effective Date, Company has authorized 2,000,000 shares of $0.01 par value common stock, 1,029,645 of which are issued and outstanding.

     Company has outstanding warrants to purchase an additional 111,125 shares of its Common Stock, which were issued in May 1998 in connection with its issuance of 14 1/2% Senior Notes.

     Ventures in Communications II, LLC owns all 35,000 of the authorized and issued shares of $1.00 par value preferred stock of the Company ("Preferred Stock"). Shares of Preferred Stock are entitled to a liquidation preference equal to $1,000 per share. Shares of Preferred Stock are not convertible into any other class of capital stock.

     Company's subsidiary, OnePoint Communications Holdings, LLC has the right to repurchase all of the membership units of VIC-RMTS-DC, LLC purchased by SBC Comventures, Inc. pursuant to a Purchase Agreement dated December 16, 1999 at a price equal to the price paid for the purchased units plus 15% per annum. SBC Comventures, Inc. has the right to put its interest in VIC-RMTS-DC, LLC to Company's chairman and controlling shareholder under the same terms as the OnePoint Communications Holdings, LLC call provision.

     Ventures in Communications II, LLC ("VIC II") has pledged the capital stock of Company it owns to secure a loan VIC II has with the Bank of Montreal. In addition, VIC II has granted the bank an option to purchase up to 75% of VIC II's capital stock in the event certain conditions are not met.

                              Subsidiary Schedule

The Subsidiaries of OnePoint Communications Corp. are as follows:

                                            Jurisdiction of    Issued            Shares
Name of Subsidiary                          Organization       Shares/Units      Held by OP
------------------                          ------------       ------------      ----------
OnePoint Communications-Colorado, LLC       Delaware           100               100

OnePoint Communications-Illinois, LLC       Delaware           100               100

OnePoint Communications-Georgia, LLC        Delaware           100               100

OnePoint Communications Holdings, LLC       Delaware           100               100

Mid-Atlantic RMTS Holdings LLC              Delaware           10                9.9

VIC-RMTS-DC, LLC                            Delaware           28.710            25.265

OnePoint Services LLC                       Delaware           Common:
                                                               6,600,700         4,370,700
                                                               Preferred:
                                                               1,629,300         1,629,300

RCP Communications, Inc./1/                 Arizona            2,000             0

OnePoint Prepaid Services LLC/2/            Delaware           N/A               N/A


Other Minority Investments:
--------------------------

ComPlus, L.P.                               Delaware           General Partner Units:
                                                               10                0
                                                               Class A LP Units:
                                                               1,000             10

__________________
/1/ 100% owned by OnePoint Services, LLC
/2/ Dissolved

                         Financial Statements Schedule

Item 1. Financial Statements
----------------------------

                         OnePoint Communications Corp.
               Consolidated Statements of Operations (Unaudited)
                 (Dollars in thousands, except per share data)


                                                 Three Months Ended            Nine Months Ended
                                                    September 30                 September 30
                                                 2000          1999          2000              1999
                                            -------------------------------------------------------
Revenue                                     $  12,392     $   5,957    $   33,378       $    15,080
Cost of revenue                                12,266         5,869        32,115            15,096
                                            -------------------------------------------------------
                                                  126            88         1,263               (16)
Expenses:
Selling, general and admin.                    18,379        12,766        52,784            33,432
Depreciation and amortization                   1,077           727         3,232             1,947
                                            -------------------------------------------------------
Loss from operations                          (19,330)      (13,405)      (54,753)          (35,395)

Other income (expense)
Interest income                                   291           506         1,143             2,308
Interest expense                               (4,127)       (3,369)      (12,131)          (11,489)
Other                                         (11,265)         (141)      (11,287)             (102)
                                            -------------------------------------------------------
                                              (15,101)       (3,004)      (22,275)           (9,283)
                                            -------------------------------------------------------
Equity in income and (losses) of
   unconsolidated subsidiaries                  4,610        (1,097)       24,325            (2,641)
                                            -------------------------------------------------------
Loss before extraordinary item                (29,821)      (17,506)      (52,703)          (47,319)
Extraordinary gain on bond
   repurchases                                     --            --            --            20,506
                                            -------------------------------------------------------
Net Loss                                    $ (29,821     $ (17,506)   $  (52,703)      $   (26,813)
                                            =======================================================
Loss per share - Basic:

Loss before extraordinary item              $  (28.96)    $  (17.51)   $   (51.85)      $    (47.32)
Extraordinary item                                 --            --            --             20.51
                                            -------------------------------------------------------
Net Loss                                    $  (28.96)    $  (17.51)   $   (51.85)      $    (26.81)
                                            =======================================================

Shares used in computing loss per share:
Weighted average common
   shares - basic                           1,029,645     1,000,000     1,016,445         1,000,000
                                            =======================================================


                            See accompanying notes.

                         OnePoint Communications Corp.
                         Consolidated Balance Sheets
                 (Dollars in thousands, except per share data)


                                                                            September 30,               December 31,
                                                                                2000                      1999 (*)
                                                                            ----------------------------------------
                                                                            (Unaudited)
Assets
Current assets:
   Cash and cash equivalents                                                $    1,677                    $    6,608
   Restricted cash                                                                 134                           134
   Investment in marketable securities, current                                  1,762                         4,230
   Accounts receivable, net                                                      5,162                         2,722
   Other receivable                                                              2,000                            --
   Affiliate receivable                                                            566                           266
   Prepaid expenses                                                              1,448                         3,358
                                                                            ----------------------------------------
Total current assets                                                            12,749                        17,318
                                                                            ----------------------------------------

Investment in marketable securities, non-current
($18,250 and $23,390, restricted                                                18,652                        24,570
   at September 30, 2000 and December 31, 1999, respectively)
Investments in unconsolidated subsidiaries                                          --                         2,240
Property and equipment, net                                                     22,645                        20,378
Intangible assets, net                                                           6,147                        10,909
Other assets                                                                     2,203                         5,993
                                                                            ----------------------------------------
Total assets                                                                $   62,396                    $   81,408
                                                                            ========================================
Liabilities, Redeemable Preferred Stock and Stockholders' (Deficit)
Current liabilities:
   Accounts payable and accrued expense                                     $   27,563                    $   17,232
   Affiliate payable                                                             4,611                         3,778
   Accrued interest payable                                                      5,024                         1,152
     Current portion of long term debt                                           3,605                           980

Total current liabilities                                                       40,803                        23,142

Deferred obligations                                                               354                           864
Deferred gain on sale of equity interest
   in consolidated subsidiary                                                    3,744                         9,188
Minority interest in consolidated subsidiaries                                   1,256                         1,041
Long term debt                                                                 116,460                       102,437
Redeemable preferred stock, $1.00 par value, 35,000
   shares authorized, 35,000 shares issued and
   outstanding at redemption value                                              35,000                        35,000

Stockholders' deficit:
Common stock, $0.01 par value, 2,000,000 shares                                     10                            10
   authorized, 1,029,645 and 1,000,000 shares
   issued and outstanding at September 30, 2000 and

   December 31, 1999, respectively
Additional capital                                                              14,444                         6,870
Note receivable - stockholder                                                   (1,500)                       (1,500)
Accumulated deficit                                                           (148,382)                      (95,679)
   Other comprehensive income                                                      207                            35
                                                                            ----------------------------------------
Total stockholders' (deficit)                                                 (135,221)                      (90,264)
                                                                            ----------------------------------------
Total liabilities, redeemable preferred stock
  and stockholders' (deficit)                                               $   62,396                    $   81,408
                                                                            ========================================


(*) The balance sheet at December 31, 1999 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.
    See accompanying notes.

                         OnePoint Communications Corp.
               Consolidated Statements of Cash Flow (Unaudited)
                            (Dollars in thousands)


                                                                              Nine Months Ended September 30,
                                                                                  2000               1999
                                                                              -------------------------------
Operating activities
Net loss                                                                        $(52,703)          $(26,813)
Adjustments to reconcile net loss to net cash
     used in operating activities:
   Depreciation and amortization                                                   3,232              1,947
   Amortization of premium (discount) of securities
     acquired included in interest income                                         (1,096)              (973)
   Amortization of debt discount issuance cost and
     warrants included in interest expense                                           677                683
   Amortization of developer payments included in
     reselling costs                                                               2,583              1,475
Losses in equity of interest of unconsolidated investments                           792              2,641
Loss on sale of private cable assets                                              11,265
Extraordinary gain on bond repurchases                                                --            (20,506)
Deferred gain on sale of investments                                              (5,444)                --
Unrealized gain/(loss) on investments in
   marketable securities                                                             172               (593)
Loss on disposal of property and equipment                                            --                114
Change in allowance for doubtful accounts                                            648                172
Change in minority interest                                                          444                 --
Changes in operating assets and liabilities:
   Accounts receivable                                                            (3,694)            (1,141)
   Prepaid expenses                                                                2,986             (1,951)
   Other assets                                                                    4,883                100
   Affiliates payable                                                                833               (358)
   Affiliates receivable                                                            (300)               366
   Accounts payable and accrued expenses                                          10,331                788
   Accrued interest                                                                3,872              2,320
                                                                              -----------------------------
   Net cash (used in) operating activities                                       (20,519)           (41,729)
Investing activities
Restricted cash, net                                                                  --              5,066
Proceeds from sale of unconsolidated subsidiary                                   26,500                 --
Purchase of equity instruments                                                     1,449                 --
Proceeds from sale of marketable securities                                       51,986             74,987
Purchase of marketable securities                                                (69,439)            (8,313)
Purchase of Note Receivable                                                         (900)                --
Repayment of Note Receivable                                                         633                 --
Acquisition of property and equipment                                            (12,225)            (8,714)
                                                                              -----------------------------
Net cash provided by investing activities                                         (1,996)            63,026
Financing activities
Proceeds from issuance of long-term debt                                          20,000                 --
Proceeds from issuance (repayment) of short-term debt                                 --            (27,027)
Proceeds from issuance of common stock                                             7,632                 --

Repayment of long-term debt                                                       (5,851)                --
Repayment of capital lease obligations                                            (4,197)                --
                                                                              -----------------------------
Net cash provided by (used in) financing activities                               17,584            (27,027)
                                                                              -----------------------------
Net (decrease) in cash                                                            (4,931)            (5,730)
Cash at the beginning of period                                                    6,608              5,730
                                                                              -----------------------------
Cash at the end of period                                                        $ 1,677           $     --
                                                                              =============================

See accompanying notes.

                         OnePoint Communications Corp.
            Notes to Consolidated Financial Statements (Unaudited)


Note 1 - Organization and Basis of Presentation

     OnePoint Communications Corp. (the "Company") was incorporated to provide voice, data and video services to residents of multiple dwelling units ("MDUs"). The Company consists of OnePoint Communications Corp., the parent company, and its wholly-owned subsidiaries, OnePoint Communications-Colorado, LLC, one point Communications-Illinois, LLC, OnePoint Communications Holdings, LLC ("OPC Holdings") and its majority-owned subsidiary OnePoint Services, LLC ("OPS") in which the Company maintains a 71% interest and is consolidated in the accompanying financials statements. In addition, through OPC Holdings, the Company maintains a 87.97% interest in VIC-RMTS-DC, LLC, which has been consolidated in the accompanying financial statements.

     In August 2000, the Company signed a definitive merger agreement with Bell Atlantic Corporation d/b/a Verizon Communications ("Verizon") under which the Company would merge into a wholly-owned subsidiary of Verizon. As a result of this transaction, Verizon will acquire all of the Company's stock and the Company will be the surviving entity. The merger is anticipated to close during December 2000 and is subject to certain conditions, adjustments and regulatory and other approvals. Since signing the merger agreement, Verizon has provided the Company with certain equity and debt financing to fund its operations. See Management's Discussion and Analysis--Liquidity and Capital Resources for additional information related to the funding commitments and impact to the Company if such financings are not consummated.

     The accompanying unaudited consolidated financial statements include the accounts of OnePoint Communications Corp., its wholly-owned subsidiaries, and its majority-owned subsidiaries (OnePoint Services, LLC, and VIC-RMTS-DC, LLC). All inter-company transactions have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, the accompanying consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation have been included in the accompanying consolidated financial statements. The consolidated results of operations for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full fiscal year. These consolidated financial statements should be read in conjunction with the consolidated audited financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in the Annual Report on Form 10-K of OnePoint Communications Corp. (File No. 333-63787), as filed with the Securities and Exchange Commission.

Note 2 - Summarized Income Statement Information of Affiliates

     Since 1997, the Company had a 41% minority equity investment in Mid-Atlantic Telcom Plus, LLC and accounted for this investment using the equity method. In March

2000, this company sold substantially all of its assets to Comcast Corporation, ceased operations and provided for an initial distribution of the sale proceeds. In July 2000, Mid-Atlantic Telcom Plus, LLC redeemed the Company's 41% interest for $4.5 million and entered into a series of agreements which terminated all relationships between the parties and waived any future claims.

     During March 2000, the Company purchased a minority equity investment of 1% in ComPlus LP, an affiliated company which provided engineering services to the Company and which was accounted for using the equity method. During the second quarter of 2000 this company became insolvent and the investment was written off. The Company also made a secured loan to ComPlus, LP in March 2000 for $0.9 million. Although the Company reserved $0.3 million against this loan during the second quarter, the Company has since received payments and offset its payable to this vendor in an amount sufficient to completely retire this secured loan. The combined results of operations and financial position of the Company's equity-basis affiliates are summarized below (in thousands):

                                    Three Months Ended        Nine Months Ended
                                       September 30              September 30
                                     2000         1999        2000        1999
                                     ----         ----        ----        ----
Condensed Operating
   Information
Net sales                              --      $ 4,937         17,197   $14,697
Income/(loss) from operations          --        1,221          4,614     4,064
Gain on sale of assets                 --           --         83,310        --
Net income/(loss)                      --       (2,675)       (75,593)   (6,407)

Note 3 - Long Term Debt

     In May 1998, the Company offered 175,000 units each consisting of a $1,000 principal amount of 14.5 % Senior Notes due 2008 (the "Senior Notes") and a warrant to purchase 0.635 shares of the common stock of the Company (a "Warrant") for gross proceeds of $175.0 million (collectively, the "Unit Offering"). The Company used approximately $80.5 million of the net proceeds from the Unit Offering to purchase securities pledged with a trustee to fund future interest payments on the Senior Notes (the "Pledged Securities"). The Company also used a portion of the proceeds to pay down the borrowings under a term note from Northern Trust Bank (the "Credit Facility") which the Company has borrowed again since that time. The Company completed open market purchases of Senior Notes having an aggregate principal amount of $92.3 million between November 9, 1998 and June 30, 1999 at various prices for an aggregate total cost of approximately $47.9 million, including accrued interest and transaction fees. The Company recognized an extraordinary gain on the early extinguishment of this debt of $19.8 million in the fourth quarter of 1998 and recognized an extraordinary gain of approximately $12.4 million and $8.0 million in the first and second quarters of 1999, respectively. Pursuant to the restricted securities agreement entered into in connection with the issuance of the Senior Notes, the trustee of the Pledged Securities released approximately $26.7 million of such securities on February 24, 1999 and $11.5 million on July 8, 1999 upon request by the Company. The balance of the net proceeds have been invested in network infrastructure, to support voice and data services, investment in the Company's subsidiaries and to fund working capital for general corporate purposes, including operating losses. As of September 30, 2000 the carrying value of the Senior Notes was $77.4 million net of the unamortized debt discount, warrants and issue costs of $1.9, $2.0 and $1.5 million respectively.

     In March 1998, the Company obtained the $9.0 million Credit Facility. Borrowings under the Credit Facility outstanding as of December 15, 1998, (approximately $8.75 million) are repaid over a five-year period. The interest rate on borrowings under the Credit Facility is, at the Company's election: (i) Northern Trust's prime rate less 3/4 of 1%; (ii) LIBOR plus 50 basis points; or
(iii) the federal funds rate (as defined) plus 50 basis points. As of September 30, 2000, the Company had outstanding $8.3 million and obtained a $0.25 million letter of credit under the facility. On August 30, 1999 the Company established a $16.0 million credit facility (the "Second Credit Facility") with the same bank that matures on January 1, 2004. The terms of the Second Credit Facility are similar to those contained in the previous agreement. On August 30, 1999 the Credit Facility was amended in order to make the default provisions consistent under both facilities. As of September 30, 2000 the Company had $13.8 million outstanding on the Second Credit Facility and obtained $1.6 million in letters of credit.

     In July 2000, the Company entered into a $20.0 million unsecured loan agreement with Lucent Technologies Inc. which was guaranteed by all of the Company's controlled subsidiaries. Advances under this loan agreement were subsequently capped at $5.0 million at the Company's direction and incur interest at prime plus 7% per annum, with a scheduled maturity during 2008. This loan agreement was assigned by Lucent Technologies Inc. to Verizon Investments, Inc., an affiliate of Verizon, during October 2000 with an outstanding principal balance of $5.0 million.

     In August 2000, the Company entered into a $15.0 million unsecured loan agreement with Verizon Investments, Inc., an affiliate of Verizon, which was guaranteed by all of the Company's controlled subsidiaries. Advances under this loan agreement incur interest at prime plus 7% per annum, with a scheduled maturity during 2008. As of September 30, 2000 $10.0 million was drawn against this loan agreement.

Note 4 - Changes in Non-owner Equity

     Beginning in the first quarter of 1998, compliance with SFAS No. 130, "Reporting Comprehensive Income" was required. In accordance with the requirements of this standard, the components of changes in non-owner equity, net of related tax for the nine months ended September 30, 2000 and 1999 are as follows (in thousands):

                                                             Nine Months Ended
                                                                September 30,
                                                       2000                     1999
                                                    -----------------------------------
Net (loss)                                          $ (52,703)                $ (26,813)
Unrealized gain/(loss) on securities                      207                       108
                                                    -----------------------------------
Changes in non-owner equity                         $ (52,496)                $ (26,705)
                                                    ===================================

Note 5 - Accounting for Derivatives

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was required to be adopted in years beginning after June 15, 1999. The FASB recently issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. Certain of the Company's holdings of equity instruments have been deemed derivatives pursuant to the criteria established in SFAS 133. The Company expects the adoption of SFAS 133 in fiscal 2001, as well as the effect on subsequent periods, to be immaterial. The Company is evaluating the impact of the adoption of SFAS 133, which will be adopted effective January 1, 2001, on the Company's financial position and results of operations.

Note 6 - Shareholder's Deficit

     The Company's basic loss per share calculations are based upon the weighted average shares of common stock outstanding. The dilutive effect of the vested stock appreciation rights and warrants outstanding are included for purposes of calculating diluted earnings per share, except for periods when the Company reported a net loss, in which case the inclusion of stock appreciation rights and warrants outstanding would be anti-dilutive.

     The Company sold 29,645 shares of common stock in the second quarter of 2000 for net proceeds of $7.6 million and 17,850 warrants to purchase common stock in the third quarter for net proceeds of $2.5 million.

Note 7 - Disposition of Assets

     In September 2000, the Company completed the sale of its private cable assets in Chicago to 21st Century Cable TV of Chicago, Inc. The Company sold approximately $19.0 million in net assets, received $5.7 million in cash and recognized an accounts receivable balance of $2.0 million relating to an escrow amount.

PP&E, net of accumulated depreciation of $2.8 million                                    $ 10.4 million
Intangible assets, net of accumulated amortization of $0.8 million                       $  3.9 million
Other Assets                                                                             $  4.7 million
                                                                                         --------------
                                                                                         $ 19.0 million
Cash proceeds received                                                                    ($5.7 million)
Other receivable                                                                          ($2.0 million)
                                                                                         --------------
Loss on disposition                                                                      $ 11.3 million
                                                                                         ==============

     In addition to the proceeds received at closing and escrowed amounts, the Company can receive up to $2.0 million, or a pro rata share thereof, contingent upon the Company securing short-term extensions of contracts with property owners expiring prior to March 11, 2001. These contingent sales proceeds have not been recognized in the accompanying financial statements due to the uncertainty of the ultimate resolution of the contingencies.

Note 8 - Other Information

     The Company made cash payments of $7.7 million and $8.5 million for interest during the nine months ended September 30, 2000 and 1999, respectively. There were no cash payments for income taxes during those periods.

     The Company is, from time to time, party to litigation arising in the ordinary course of its business. The Company believes that such litigation will not have a material impact on the Company's financial position or results of operations.

Note 9 - Segment Information

     The Company's reportable segments are segregated into business units that offer services to four distinct geographic regions; (i) Atlanta, Georgia and Charlotte/Raleigh/Durham, North Carolina (the "Southeast Region"), (ii) Chicago, Illinois (the "Central Region"), (iii) Denver, Colorado and Phoenix, Arizona (the "Western Region"), and (iv) Washington, DC/Baltimore, MD/Philadelphia, PA (the "Mid-Atlantic Region"). The Company's services to each segment include a combination of telephony, video and/or high-speed Internet access services.

     The Company evaluates performance and allocates resources based on operating income or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company and its subsidiaries carry their investments in affiliates on the equity method of accounting. Accordingly, certain segments have recognized equity in the earnings of other segments and their proportionate share of the assets and liabilities of investments in affiliates. All inter-segment investment amounts have been excluded in the reported financial information for the business segments. The Company's segments do not provide services to each other; therefore, there were no inter-segment sales or related cost of sales during the periods presented.

     All investments in affiliates accounted for under the equity method are in the Mid-Atlantic Region segment, except for the Company's investment in ComPlus, LP which is included in the Other segment. Equity in the net income/(losses) of investees accounted for by the equity method totaled $24.4 million and ($2.6) million for the Mid-Atlantic segment and ($0.1) million and $0.0 million for the Other segment for the nine months ended September 30, 2000 and 1999, respectively. The Company sold its remaining interest in the investment held in the Mid-Atlantic region during July 2000. The Mid-Atlantic region's investment in affiliates accounted for under the equity method totaled $0.0 million and $2.2 million as of September 30, 2000 and December 31, 1999, respectively. The Company wrote off its $0.1 million equity investment in ComPlus, LP during the second quarter due to the insolvency of ComPlus, LP. As the Other region's investment in affiliates accounted for under the equity method was established during the first quarter of 2000 and written off during the second quarter of 2000 the investment totaled $0.0 million and $0.0 million as of September 30, 2000 and December 31, 1999, respectively.

The following table provides certain financial information for each business segment (in thousands):

                                                                September 30,
                                                         2000                   1999
                                                    --------------------------------
Revenues:
   Central Region                                   $   6,023              $   4,512
   Mid-Atlantic Region                                  5,550                  3,187
   Southeast Region                                     7,964                  4,232
   Western Region                                      13,841                  3,112
   Other                                                   --                     37
                                                    --------------------------------
                                                    $  33,378              $  15,080
                                                    ================================

Earning/(Loss) from operations:
   Central Region                                   $ (10,401)             $ (11,541)
   Mid-Atlantic Region                                (11,018)                (8,345)
   Southeast Region                                   (12,287)                (7,690)
   Western Region                                     (18,494)                (7,235)
   Other                                               (2,553)                  (584)
                                                    --------------------------------
                                                    $ (54,753)             $ (35,395)
                                                    ================================
Identifiable assets:
   Central Region                                   $   3,166              $  20,784
   Mid-Atlantic Region                                  3,689                  4,919
   Southeast Region                                     3,672                  3,061
   Western Region                                      14,025                  1,794
   Other                                               37,844                 44,341
                                                    --------------------------------
                                                    $  62,396              $  74,899
                                                    ================================

The following table provides gross revenues on a service line basis (in thousands):

                                            Nine Months September 30,
                                              2000               1999
                                          ---------------------------
      Revenues:
         Voice                            $ 29,626           $ 11,628
         Video                               3,664              3,415
         Data                                   88                 37
                                          ---------------------------
                                          $ 33,378           $ 15,080
                                          ===========================

Note 10 - Related Party Transactions

     The Company entered into a professional services agreement with The VenCom Group Inc., ("VenCom") in April 1998, pursuant to which VenCom provides financial and management consulting services and manages the Company's relationships with Ventures in Communications II, LLC ("VIC2") and SBC Communications Inc. ("SBC"). The Company accrued fees of $0.8 million during the nine month period ended September 30, 2000. Approximately $4.6 million and $3.8 million remained unpaid as of September 30, 2000 and December 31, 1999 respectively.

Note 11 - Deferred Gain on Sale of Equity Interest in Consolidated Subsidiary

     In December 1999 and February 2000, SBC Comventures, Inc., a wholly-owned subsidiary of SBC, invested $10.0 million and $5.0 million, respectively, to obtain a 24.0% and 12.0% direct ownership interest, respectively, in a majority-owned subsidiary of the Company, VIC-RMTS-DC, LLC. These transactions resulted in an aggregate deferred gain of approximately $12.9 million. This agreement provided the Company the right to repurchase the interest in VIC-RMTS-DC, LLC for the original sales price plus 15% per annum. In addition, SBC Comventures, Inc. has the right to put the VIC-RMTS-DC, LLC interests to the Company's Chairman, personally, under the same terms as the Company's call repurchase rights.

Note 11 - Deferred Gain on Sale of Equity Interest in Consolidated Subsidiary (continued)

     In April 2000, the Company exercised its right to repurchase a portion of the common ownership interest in VIC-RMTS-DC, LLC previously sold to SBC Comventures, Inc. in exchange for $10.4 million. After giving effect to this repurchase, SBC Comventures, Inc. holds a 12.0% interest in VIC-RMTS-DC, LLC. The Company retains its call on such units at the original purchase price plus 15.0% per annum and SBC Comventures, Inc. retains its rights to put such interest to the Company's Chairman, personally, under the same provisions as the Company's call right. As of September 30, 2000 the Company has accrued $0.6 million relating to the outstanding ownership interest of $5.0 million. The Company has deferred the recognition of gains generated by the sale of VIC-RMTS-DC, LLC units to SBC Comventures, Inc. due to the uncertainty of the ultimate outcome of these transactions.

Note 12 - Leases

     In January 2000, the Company entered into a long-term lease for office space in Lake Forest, IL to serve as the Company's corporate headquarters. The lease terms require monthly payments of approximately $0.06 million in 2000 and escalate at 3.0% per annum to $0.08 million per month in 2010 at the lease expiration date. The lease provides for the pass-through of increases in operating expenses and real estate taxes in years subsequent to 2000 on a pro rata basis. The aggregate future minimum lease payments under this noncancelable operating lease are approximately $8.4 million over the 10-year term.

Note 13 - Subsequent Events

     In October 2000, the Company sold to Verizon Investments, Inc. of a Common Stock Purchase Warrant to purchase 17,850 shares of Common Stock, par value $0.01 per share, of the Company in exchange for $2.5 million.

     In October 2000, the Company borrowed an additional $5.0 million against the unsecured loan agreement with Verizon Investments, Inc., an affiliate of Verizon, which was guaranteed by all of the Company's controlled subsidiaries. Advances under this loan agreement incur interest at prime plus 7% per annum, with a scheduled maturity during 2008. As of October 31, 2000 $15.0 million was outstanding against this loan agreement.

     Pursuant to Section 5.18 of the Verizon merger agreement, the shareholders of the Company received notice from Verizon on November 2, 2000 that requires them to invest $12.9 million of additional equity in the Company by November 17, 2000.

                        Report of Independent Auditors

Stockholder
OnePoint Communications Corp.

We have audited the accompanying consolidated balance sheets of OnePoint Communications Corp. as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income, unitholders'/stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Mid-Atlantic Telcom Plus Holdings, LLC, an investment in a 41.4% owned unconsolidated subsidiary, which statements reflect total assets of $58.5 million and $57.2 million as of December 31, 1999 and 1998, respectively, and total revenues of $19.8 million, $16.5 million and the $14.0 million for each of the three years in the period ended December 31, 1999. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Mid-Atlantic Telcom Plus Holdings, LLC, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material aspects, the consolidated financial position of OnePoint Communications Corp. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

February 29, 2000                                        /s/ Ernst & Young LLP
McLean, Virginia

                         OnePoint Communications Corp.

                       Consolidated Statements of Operations

                                                                                 December 31
                                                                      1999          1998           1997
                                                                -----------------------------------------
                                                                  (In Thousands, except per share data)
Revenue                                                          $    22,138   $     6,953    $        43
Cost of revenue                                                       22,006         8,765             83
                                                                 ----------------------------------------
Gross margin (loss)                                                      132        (1,812)           (40)

Expenses:
   Selling, general and administrative                                53,667        27,873         12,788
   Depreciation and amortization                                       3,060         1,455            235
                                                                 ----------------------------------------
Loss from operations                                                 (56,595)      (31,140)       (13,063)

Other income (expense):
   Interest income                                                     3,197         6,042             72
   Interest expense                                                  (15,277)      (15,846)           (11)
   Other income (loss)                                                  (285)           17            (17)
     Loss on disposals of equipment                                      (96)           --             --
     Loss-abandonment of leasehold improvements                         (274)           --             --
                                                                 ----------------------------------------
                                                                     (12,735)       (9,787)            44
                                                                 ----------------------------------------
                                                                     (69,330)      (40,927)       (13,019)
Equity in losses of unconsolidated subsidiaries                       (3,828)       (3,698)        (3,072)
                                                                 ----------------------------------------
Loss before extraordinary items                                      (73,158)      (44,625)       (16,091)
Extraordinary Items:
Gain on bond repurchases                                              20,432        19,799             --
                                                                 ----------------------------------------
Net loss                                                         $   (52,726)  $   (24,826)   $   (16,091)
                                                                 ========================================
Basic and diluted earnings per share:
Loss before extraordinary items                                  $    (73.16)  $    (44.62)   $    (16.09)
Extraordinary items                                                    20.43         19.80             --
                                                                 ----------------------------------------
Net loss                                                         $    (52.73)  $    (24.82)   $    (16.09)
                                                                 ========================================
Shares used in computing loss per share:
                                                                 ----------------------------------------
   Weighted average common shares--basic and diluted               1,000,000     1,000,000      1,000,000
                                                                 ========================================

See accompanying notes.

                         OnePoint Communications Corp.

                 Consolidated Statements of Comprehensive Loss

                                                                                    December 31
                                                                          1999         1998        1997
                                                                      ------------------------------------
Net loss                                                              $  (52,726)   $ (24,826)   $ (16,091)
Other comprehensive income, net of tax:
   Unrealized (loss) gain arising during the year on securities             (666)         701           --
                                                                      ------------------------------------
Comprehensive loss                                                    $  (53,392)   $ (24,125)   $ (16,091)
                                                                      ====================================

See accompanying notes.

                         OnePoint Communications Corp.

                          Consolidated Balance Sheet
                 (dollars in thousands, except per share data)

                                                            December 31
                                                         1999          1998
                                                       ----------------------
Assets
Current assets:
  Cash and cash equivalents                            $   6,608    $   5,730
  Restricted cash                                            134        5,199
  Investment in marketable securities, current             4,230       13,118
  Accounts receivable:
    Trade, net                                             2,722        2,277
    Related party                                            266          653
  Prepaid expenses                                         3,358          898
                                                       ----------------------
Total current assets                                      17,318       27,875

Investment in marketable securities, noncurrent
  ($23,390 and $73,377 restricted at December 31,
   1999 and 1998, respectively)                           24,570       86,705
Investments in unconsolidated subsidiaries                 2,240        6,283
Property and equipment, net                               20,378       10,923
Intangible assets, net                                    10,909       11,799
Other assets                                               5,993        5,722

                                                       ----------------------
Total assets                                           $  81,408    $ 149,307
                                                       ======================

                                                                        December 31
                                                                    1999          1998
                                                                  ----------------------
Liabilities, minority interest, redeemable preferred
stock, and Common Stockholder's deficit
Current liabilities:
   Accounts payable and accrued expense                           $  17,232    $   6,857
   Related Party payable                                              3,778        3,558
   Accrued interest payable                                           1,152        1,701
   Current portion of long-term debt                                    980          250
                                                                  ----------------------
Total current liabilities                                            23,142       12,366

Deferred obligations                                                    864          310
Deferred gain on sale of equity interest in consolidated
     Subsidiary                                                       9,188           --
Minority interest in consolidated subsidiaries                        1,041           --
Long-term debt                                                      102,437      138,503
Redeemable preferred stock, $1.00 par value, 35,000
   shares authorized, 35,000 shares issued and outstanding
   at redemption value                                               35,000       35,000

Stockholder's deficit:
   Common stock, $0.01 par value, 2,000,000 shares authorized,
       1,000,000 shares issued and outstanding
       at December 31, 1998                                              10           10
   Additional capital                                                 6,870        6,870
   Note receivable - stockholder                                     (1,500)      (1,500)
   Accumulated deficit                                              (95,679)     (42,953)
   Other comprehensive income                                            35          701
                                                                  ----------------------
Total common stockholder's deficit                                  (90,264)     (36,872)
Total liabilities, minority interest, redeemable preferred
   stock, and common stockholder's deficit                        $  81,408    $ 149,307
                                                                  ======================

See accompanying notes

                         OnePoint Communications Corp.

    Consolidated Statements of Unitholder's/Stockholder's Equity/(Deficit)
                 (dollars in thousands, except per share data)

                                                                    Number Units                                Notes
                                                  Redeemable Units                 Founders Units               Receivable
                                               Units           Amount          Units            Amount     Unitholder/Stockholder
                                            -------------------------------------------------------------------------------------
Balance, December 31, 1996                  $      --        $     --          10,000         $ 15,640           $     --
Additional unitholder contributions                --              --              --           12,000                 --
Issuance of units - 1999                           --              --              --            1,580             (1,580)
recapitalization                              199,000          33,500         791,000           27,640                 --
1997 Recapitalization
Comprehensive Income:                              --              --              --               --
                                            -------------------------------------------------------------------------------------
Balance, December 31, 1997                    199,000          33,500         801,000            1,580             (1,580)
   1998 recapitalization (Note 1)            (199,000)        (33,500)       (801,000)          (1,580)                --
   Unit-holder payment                             --              --              --               --                 80
   Warrants                                        --              --              --               --                 --
   Comprehensive income:
     Net (loss)                                    --              --              --               --                 --
     Net unrealized gain on marketable
       securities                                  --              --              --               --                 --
                                            -------------------------------------------------------------------------------------
Balance, December 31, 1998                         --              --              --               --             (1,500)
   Comprehensive income:
     Net (loss)                                    --              --              --               --                 --
     Net unrealized loss on marketable
       securities                                  --              --              --               --                 --
                                            -------------------------------------------------------------------------------------
Balance, December 31, 1999                         --        $     --              --         $     --           $ (1,500)
                                            =====================================================================================

                                                                                           Accumulated
                                               Common       Additional    Accumulative    Comprehensive       Total
                                               Stock          Capital        Deficit         Income           Equity
                                            ----------------------------------------------------------------------------
Balance, December 31, 1996                  $      --        $     --      $   (2,036)        $     --        $   13,604
Additional unitholder                              --              --              --               --            12,000
contributions
Issuance of units - 1999                           --              --              --               --                --
recapitalization                                   --              --              --               --             5,860
1997 Recapitalization
Comprehensive Income:
                                            ----------------------------------------------------------------------------
Balance, December 31, 1997                         --              --         (18,127)              --            15,373
   1998 recapitalization (Note 1)                  10           1,570              --               --           (33,500)
   Unit-holder payment                             --              --              --               --                80
   Warrants                                        --           5,300              --               --             5,300
   Comprehensive income:
     Net (loss)                                    --              --         (24,826)              --           (24,826)
     Net unrealized gain on marketable
       securities                                  --              --              --              701               701
                                            ----------------------------------------------------------------------------
Balance, December 31, 1998                         10           6,870         (42,953)             701           (36,872)
   Comprehensive income:
     Net (loss)                                    --              --         (52,726)              --           (52,726)
     Net unrealized loss on marketable
       securities                                  --              --              --             (666)             (666)
                                            ----------------------------------------------------------------------------
Balance, December 31, 1999                  $      10        $  6,870      $  (95,679)        $     35        $  (90,264)
                                            ============================================================================

See accompanying notes

                         OnePoint Communications Corp.

                     Consolidated Statements of Cash Flow
                            (dollars in thousands)

                                                                         December 31
                                                               1999         1998        1997
                                                          -------------------------------------
  Operating activities
  Net loss                                               $ (52,726)  $ (24,826)  $ (16,091)
  Adjustments to reconcile net loss to net cash
  used in operating activities:
      Loss on disposals of equipment                            96          --          --
      Loss on abandonment of leasehold improvements            274          --          --
      Depreciation and amortization                          3,060       1,455         235
      Amortization of premium (discount) of securities
        acquired included in interest income                  (499)        499          --
      Amortization of debt discount and issuance cost
      included in interest expense                             513         552          --
      Amortization of warrants included in interest
        expense                                                299          63          --
      Amortization of developer payments included in
        reselling costs                                        367         173          --
      Losses in equity interest of unconsolidated
        investments                                          3,828       3,698       3,072
      Extraordinary gain on bond repurchases               (20,432)    (19,799)         --
      Unrealized loss (gain) on investments in
        marketable securities                                 (666)       (701)         --
      Change in allowance for doubtful accounts                383         208           7
      Changes in operating assets and liabilities:
    Trade receivable                                          (828)     (2,454)        (39)
    Related party receivable                                   387        (620)        (51)
    Developer payments PCTV acquisition                         --      (5,400)         --
    Prepaid expenses                                        (2,460)         --      (1,121)
    Other assets                                              (638)        (50)        180
    Accounts payable and accrued expenses                   10,375       4,281       2,370
    Related party payable                                      220       3,559          --
    Accrued interest                                          (549)      1,690          11
      Other Deferred                                           554          --          --
                                                       -------------------------------------
  Net cash used in operating activities                    (58,442)    (37,672)    (11,427)

                         OnePoint Communications Corp.

                            (dollars in thousands)

                                                                 December 31
                                                         1999      1998        1997
                                                  -----------------------------------------
Investing activities
Restricted cash, net                                     5,065      (5,199)        13,000
Acquisition of intangible assets                        (2,135)     (4,467)            --
Purchase of equity investments                              --          --        (13,133)
Proceeds from sale of marketable securities            108,782      85,179             --
Purchase of marketable securities                      (37,260)   (184,711)            --
Acquisition of property and equipment                  (12,408)     (9,374)        (2,440)
Acquisition of other intangible assets                    (432)         --             --
Proceeds from sale of unconsolidated subsidiary            135          --             --
Proceeds from sale of equity interest in
consolidated subsidiary                                 10,000          --             --
                                                  -----------------------------------------
Net cash used in investing activities                   71,747    (118,572)        (2,573)

Financing activities
Proceeds from issuance of long-term debt                14,434   $ 188,050    $     1,500
Repayment of long-term debt                            (27,090)    (22,151)            --
Minority interest                                          229          --             --
Debt discount and issuance costs                            --      (9,468)            --
Unitholder contributions                                    --          80         17,860
                                                  -----------------------------------------
Net cash provided by financing activities              (12,427)    156,511         19,360
                                                  -----------------------------------------
Net increase in cash                                       878         267          5,360
Cash at the beginning of period                          5,730       5,463            103
                                                  -----------------------------------------
Cash at the end of period                           $    6,608   $   5,730    $     5,463
                                                  =========================================


See accompanying notes

                         OnePoint Communications Corp.

                  Notes to Consolidated Financial Statements
                 (Dollars in thousands, except per share data)
             For the Years ended December 31, 1999, 1998 and 1997

1.   Organization and Recapitalization

Organization

OnePoint Communications Corp., (the "Company") was incorporated to provide bundled communications services including local and long distance telephony, video programming and Internet access to residents of multiple dwelling units ("MDUs"). The Company is the successor to OnePoint Communications, L.L.C. (the "Predecessor"). The Predecessor entered into several significant contracts and began to generate revenue during the second half of 1997.

The Company consists of OnePoint Communications Corp., the parent company and its wholly- owned subsidiaries, OnePoint Communications-Colorado, L.L.C., OnePoint Communications-Illinois, L.L.C., OnePoint Communications-Georgia, L.L.C., OnePoint Communications Holdings, L.L.C. ("OPC Holdings"), and its majority-owned subsidiary OnePoint Services, LLC ("OPS") in which the Company maintains a 71.3% interest and has been consolidated in the Company's financial statements. In addition, through OPC Holdings, the Company maintains (i) a 75.52% interest in VIC-RMTS-DC, L.L.C., which has been consolidated in the Company's financial statements and (ii) 41.38% interest in Mid-Atlantic Telcom Plus, L.L.C. (Mid-Atlantic), a subsidiary accounted for under the equity method (see Note 7).

In October 1997, AMI-VCOM2, Inc. ("AMI2") transferred to Ventures In Communications, LLC ("VIC") its membership units of the Predecessor. Mr. Otterbeck, the Company's chairman became a member of the Predecessor and the Predecessor was recapitalized (the Recapitalization). Pursuant to the Recapitalization, VIC agreed to guarantee up to $9,000 of collateralized indebtedness of the Predecessor, contributed additional capital to the Predecessor (resulting in aggregate equity contributions to the Predecessor of $33,500) and exchanged its membership interests for (i) 19.9% of the Predecessor membership units, and a priority on the first $33,500 of distributions, (ii) a promissory note in the principal amount of $1,500 due October 15, 2007, which bore interest at 10% per annum (the Predecessor Note), and (iii) a warrant to purchase 5% of the common units outstanding following exercise of the warrant. In connection with the Recapitalization, Mr. Otterbeck purchased 80.1% of the Predecessor's membership units (which did not have a preferential return or priority on distributions) for an aggregate of $80 and agreed to contribute up to an additional $1,500 to the Predecessor. Mr. Otterbeck's 80.1% of the Predecessor's membership units are held by VenCom, L.L.C.("VenCom"), a company in which Mr. Otterbeck is the sole member and manager. The parties also entered into (i) a Members Agreement that restricted the transfer of membership units and provided preemptive rights on the sale of new securities and (ii) a Registration Agreement that provided certain rights to register the Predecessor's securities under the Securities Act of 1933, as amended.

                           OnePoint Communications Corp.

1.   Organization and Recapitalization (continued)

Organization (continued)

In April 1998, in order to convert the Predecessor into a corporation, VenCom, and VIC contributed their membership interests in the Predecessor and a $1,500 promissory note payable by the Predecessor to VIC to Ventures in Communications II, LLC ("VIC2") in exchange for membership interests of VIC2. Subsequently, the Predecessor merged with and into the Company, with the Predecessor's outstanding membership interests and its $1,500 promissory note payable to VIC exchanged for shares of the Company's common stock and preferred stock. As a result of the April 1998 merger transactions, the Company became a Delaware corporation, which is wholly owned by VIC2.

The operating agreement of VIC2 entered into April 1998 in connection with the Recapitalization (i) imposes certain restrictions on the transfer of VIC2's membership units; (ii) grants certain participation rights in connection with a sale of membership units by a member; (iii) grants VIC certain preemptive rights with respect to VIC2 membership units in connection with issuances by VIC2 of membership units or issuances by the Company of common stock; (iv) grants VIC the right to require VenCom to purchase all or any portion of the VIC2 membership units held by VIC; (v) grants a first refusal right to the members in connection with a transfer of VIC2 membership units and shares of the Company's common stock; (vi) requires the members to take certain actions in the event of an initial public offering by VIC2; and (vii) grants VIC the right to require VIC2 to exercise its demand and piggyback registration rights and to require VIC2 to distribute the proceeds of the resulting offering.

In August 1999, VenCom purchased 9.8% of the common units and all of the preferred units of VIC2 and a non-interest bearing promissory note for $1,500 issued by VIC2 from VIC in exchange for an interest bearing note in the amount of $60,700.

In October 1999, CAIS Internet, Inc. made a $2,574 equity investment in VIC2. This investment gave CAIS Internet Inc. a 1.0 % indirect ownership in the Company, with the remaining membership interest owned by VIC (9.9%) and VenCom, LLC (89.1%). VIC also owns warrants to purchase 11.9% of the membership units of VIC2.

In November 1999, the Company established a 71.3% owned subsidiary, OnePoint Services, LLC, ("OPS") to acquire 100% of the equity of RCP Communications, Inc., a provider of pre-paid telephony services. The remaining minority ownership interest is held by management of OnePoint Services. Total consideration for this acquisition, recorder pursuant to the purchase method of accounting, was $985 and 1,425,000 of restricted common units. Of these amounts

$891 and 1,050,000 million restricted common units are being withheld subject to the achievement of certain revenue and cash flow performance criteria. The Company acquired assets with a fair market value of $800 and assumed liabilities of $3,020 resulting in goodwill of $2.5 million. Goodwill will increase if the revenue and cash flow performance criteria are met and related contingent consideration is paid by the Company and will decrease if certain assumed liabilities are settled at lesser amounts due to negotiations or valuations allowances recorded against deferred tax assets are release in subsequent periods.

In December 1999, a subsidiary of SBC Communications, Inc. ("SBC"), purchased a 24% direct ownership interest in a majority-owned subsidiary of the Company, from OPC Holdings, a wholly-owned subsidiary of the company, in exchange for $10,000. This agreement provided the Company the right to sell up to an additional 24% direct ownership interest in VIC-RMTS-DC on the same terms during 2000.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly- owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                           OnePoint Communications Corp.

2.   Significant Accounting Policies (continued)

Marketable Securities

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Interest on securities classified as held-to-maturity is included in investment income.

Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a component of comprehensive income. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line method over their estimated useful lives, ranging from five to ten years. Leasehold improvements are depreciated over the shorter of their useful lives or the lease term, not to exceed fifteen years. The Company classifies installed wiring and hardware costs in construction in progress until the installation is completed, at which time the balances are classified as leasehold improvements.

Intangible Assets

Intangible assets consist of goodwill representing the excess of cost over net assets acquired and rights of entry ("ROE") contracts resulting from the purchase of certain assets and liabilities from Preferred Entertainment, Inc., a subsidiary of People's Choice-TV Corp. ("PCTV"); goodwill representing the excess of cost over net assets acquired resulting from the purchase of 100% of the equity interest of RCP Communications, Inc. ("RCP"); and deferred financing charges consisting of original issue debt discount and issuance costs related to the Company's offering of 175,000 units each consisting of $1,000 principal amount of 14 1/2% Senior Notes due 2008 (the Senior Notes) and warrants to purchase 111,125 shares of common stock (the Warrants) for gross proceeds of $175,000 (collectively, the Unit Offering). Goodwill and rights of entry contracts are

                           OnePoint Communications Corp.

2.   Significant Accounting Policies (continued)

Intangible Assets (continued)

amortized using the straight-line method over a fifteen-year period. Deferred financing charges are amortized under the effective interest method as a component of interest expense over the life of the related debt.

Impairment of Long Lived Assets

The Company assesses the impairment of long-lived assets including intangible assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of ("Statement No. 121"). Statement No. 121 requires impairment losses to be recognized for long-lived assets when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amounts. Intangibles are also evaluated for recoverability by estimating the projected undiscounted cash flows, excluding interest, of the related business activities. The impairment loss of these assets, including goodwill, is measured by comparing the carrying amount of the asset to its fair value with any excess of carrying value over fair value written off. Fair value is based on market prices where available, an estimate of market value, or determined by various valuation techniques including discounted cash flow.

Research and Development

All research and development costs are charged to operations as incurred.

Revenue Recognition

The Company recognizes revenue as services are provided to MDU customers. Prepaid phone card revenues are recognized upon delivery of the cards to OPS's customer as the Company has no ongoing performance obligation after transfer of title upon delivery.

Fair Value of Financial Instruments

The Company considers the recorded value of its financial assets and liabilities, to approximate the fair value of the respective assets and liabilities at December 31, 1999 and 1998, respectively.

                           OnePoint Communications Corp.

2.   Significant Accounting Policies (continued)

Stock-Based Compensation

The Company has adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"). Statement No. 123 allows companies to either account for stock-based compensation under the new provisions of Statement No. 123 or under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion No. 25"), but requires pro forma disclosures in the footnotes to the consolidated financial statements as if the measurement provisions of Statement No. 123 had been adopted. The Company intends to continue to account for its stock-based compensation in accordance with Opinion No. 25.

Marketing Costs

Marketing costs are expensed as incurred. For the years ended December 31, 1999, 1998 and 1997, marketing costs were approximately $1,914, $1,921 and $484, respectively.

Income Taxes

The Company accounts for income taxes and the related accounts under the liability method. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. The Company has incurred losses for both financial and income tax reporting since inception. Accordingly, no provision or benefit for income tax has been recorded in the accompanying consolidated financial statements.

Loss Per Share

The Company's basic loss per share calculations are based upon the weighted average of shares of common stock outstanding. The dilutive effect of stock appreciation rights and warrants to purchase the Company's common stock are included for purposes of calculating diluted earnings per share, except for periods when the Company reported a net loss, in which case the inclusion of stock options would be anti-dilutive. Diluted loss per share is not presented for the periods ended December 31, 1999, 1998, and 1997 as the effects of potentially dilutive instruments are anti-dilutive.

                           OnePoint Communications Corp.

2.   Significant Accounting Policies (continued)

Recently Issued Accounting Standards

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires that all derivatives be recognized as either assets or liabilities in the statement of financial position and that those instruments shall be measured at fair value. Statement No. 133 also prescribes the accounting treatment for changes in the fair value of derivatives which depends on the intended use of the derivative and the resulting designation. Designations include hedges of the exposure to changes in the fair value of a recognized asset or liability, hedges of the exposure to variable cash flows of a forecasted transaction, hedges of the exposure to foreign currency translations, and derivatives not designated as hedging instruments. Statement No. 133 is effective for fiscal years beginning after June 15, 1999.

Accounting for Derivative Instruments and Hedging Activities

The FASB agreed to defer for one year the implementation date of FASB Statement 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133). In agreeing to the deferral, the FASB acknowledged constituent concerns about the need for the FASB to provide guidance on significant implementation issues. As amended, Statement 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Early application continues to be encouraged. The Company has not adopted Statement No. 133 as of December 31, 1999. The adoption of this Statement is not expected to have a material impact on the Company's financial position or results from operations.

3.   Acquisitions

On November 30, 1999, OPS, one of the Company's subsidiaries entered into a definitive stock purchase agreement to acquire 100% of the equity interest of RCP, an Arizona-based retailer of prepaid telephone cards, for a total consideration of $985,000 in cash and 1,425,000 million of restricted common membership units of OPS. Of these amounts $891,000 and 1,050,000 million of restricted common membership units are being withheld subject to the achievement of revenue and cash flow performance criteria. Such amounts have been treated as contingent consideration in this acquisition and will be recognized in OPS's financial statements when and if earned by the former shareholders of RCP. The RCP acquisition was recorded pursuant to the purchase method of accounting. Pursuant to the stock purchase agreement, on the first anniversary of the closing date the Company is obligated to pay, provided RCP meets certain performance criteria, the amount of the initial holdback less any existing reserves as stated in the agreement.

                           OnePoint Communications Corp.

3.   Acquisitions (continued)

The results of operations of the RCP acquisition have been included in the Company's consolidated financial statements from the date of acquisition through December 31, 1999. The Company amortizes the goodwill over a period of ten years, on a straight-line basis, based on the estimated future economic benefit to the Company related to the assets acquired in connection with these transactions.

4.   Restricted Cash

At December 31, 1999 and 1998 the Company had restricted cash of $134 and $125, respectively, which represented security deposits on certain leased office space. In addition, at December 31, 1998 the Company had restricted cash of $5,000 plus accrued interest held in anticipation of meeting an equity capital call for Mid-Atlantic, pending the successful outcome of arbitration proceedings. On January 15, 1999, the Company entered into a Settlement Agreement (the "Settlement Agreement"), which resolved the disputes covered by the arbitration demand and released the restrictions on such cash balance and accrued interest thereon.

5.   Trade Receivables

Trade receivables consist of the following:

                                           December 31
                                         1999       1998
                                       ------------------
Customers                              $ 3,307    $ 2,487
Other                                       14          6
                                       ------------------
Total trade receivables                  3,321      2,493

Allowance for doubtful accounts           (599)      (216)
                                       ------------------
Trade receivables, net                 $ 2,722    $ 2,277
                                       ==================

The Company provides an allowance for doubtful accounts for trade receivable amounts deemed uncollectible as determined by management.

                         OnePoint Communications Corp.

5. Trade receivables (continued)

Activity in the allowance for doubtful accounts was as follows:

                                                     December 31
                                            1999        1998       1997
                                         -------------------------------

Opening balance                          $    216     $     7     $    -
Bad debt charge-offs                       (3,692)       (568)         -
Adjustments to reserves                     4,075         777          7
                                         -------------------------------
Ending balance                           $    599     $   216     $    7
                                         ===============================


6.   Investments in Marketable Securities

This is a summary of marketable securities, all of which were classified as available-for-sale, as of December 31, 1999 and 1998:


[CAPTION]

                                                      Unrealized      Unrealized      Accrued      Estimated
                                           Cost        Losses         Gains/(Loss)    Interest     Fair Value
                                         --------------------------------------------------------------------
                                                                         1999
                                         --------------------------------------------------------------------
Non-restricted:
   Municipal/provincial
   bonds                                  $ 1,275             $-             $  -       $    5        $ 1,280
   Commercial paper                         3,816              -                -            5          3,821
   Mutual funds                               394              -                -           14            408
Restricted:
   U.S. treasury notes and
     securities                            20,649              -               35        1,768         22,452
   Money market                               839              -                -            -            839
                                         --------------------------------------------------------------------
                                          $26,973             $-             $ 35       $1,792        $28,800
                                         ====================================================================
                                                                         1998
                                         --------------------------------------------------------------------
Non-restricted:
   Municipal/provincial
   bonds                                  $13,048             $-             $ 91       $  188        $13,327
   Commercial paper                        12,637              -                -          121         12,758
   Mutual funds                               339              -                -           21            360
Restricted:
   U.S. treasury notes and
     securities                            69,988              -              610            -         70,598
   Money market                             2,780              -                -            -          3,780
                                         --------------------------------------------------------------------
                                          $98,792             $-             $701       $  330        $99,823
                                         ====================================================================

                         OnePoint Communications Corp.

6.  Investments in Marketable Securities (continued)

The net adjustment to unrealized holding gains (losses) on available-for-sale securities included as comprehensive income in shareholders' equity totaled $(666) and $701 in 1999 and 1998, respectively. The Company did not hold investments in marketable securities in 1997.

The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. The Company's restricted securities are comprised of the Pledged Securities as discussed in Note 10. The Company has classified restricted securities with an estimated fair value of approximately $12,417 which mature within twelve months as noncurrent investments in the accompanying consolidated balance sheet.

                                     December 31,            December 31,
                                       1999                    1998
                               -------------------------------------------------
                                               Estimated               Estimated
                                   Cost        Fair Value    Cost     Fair Value
                               -------------------------------------------------

Due in one year or less          $14,411       $15,400       $36,969     $37,248
Due after one year through        10,054        10,873        58,704      59,435
three years
Due after three years              1,275         1,280             -           -
                               -------------------------------------------------
                                  25,740        27,553        95,673      96,683
Mutual funds and money market      1,233         1,247         3,119       3,140
                               -------------------------------------------------
                                 $27,973       $28,800       $98,792     $99,823
                               =================================================

7.  Investment in Unconsolidated Subsidiaries

The Company has an investment of 41% in one company and accounts for this investment using the equity method.

The daily operations of Mid-Atlantic are managed by an entity which owns the other 59% interest. The Company maintains certain veto rights on significant transactions and as defined in the operating agreement between the unit-holders.

The results of operations and financial position as of December 31, 1999 and 1998 is summarized

                         OnePoint Communications Corp.

7. Investment in Unconsolidated Subsidiaries (continued)

below for the years ended December 31, 1999, 1998 and 1997:

                                                    1999        1998         1997
                                                 --------     --------     -------
     Condensed operating information:
        Net sales                                $ 19,886     $ 16,494     $ 14,040
        Loss from operations                       (4,753)      (3,919)      (3,367)
        Net loss                                   (9,337)      (7,717)      (6,142)

     Condensed balance sheet information:

        Current assets                           $  2,032     $  2,192
        Noncurrent assets                          56,497       55,183
        Current liabilities                        52,112        7,233
        Noncurrent liabilities                         --       34,257
        Net worth                                   6,417       15,885

Investments in net assets of companies accounted for under the equity method was as follows:

                                                 1999        1998        1997
                                               --------    --------    --------

Opening balance                                $  6,283    $ 10,061    $     --
Purchase of equity interests                                     --      12,750
Equity losses of unconsolidated subsidiaries     (3,828)     (3,698)     (3,072)
MAC Interactive write off                          (135)         --          --
Other investment costs                              463
Amortization of other investment costs              (80)        (80)        (80)
                                               --------    --------    --------
Balance at December 31                         $  2,240    $  6,283    $ 10,061
                                               ========    ========    ========

                         OnePoint Communications Corp.

8.   Property and Equipment

Property and equipment consist of the following:

                                                  December 31
                                              1999           1998
                                           ----------------------

Furniture and equipment                    $ 6,194       $  3,157
Computer equipment                           3,424          1,942
Facility equipment                          10,306          3,176
Vehicles                                       854            791
Leasehold improvements                       2,389          1,828
Switch equipment                             1,014             --
                                           -------       --------
                                            24,181         10,894
Less accumulated depreciation               (3,807)        (1,409)
                                           -------       --------
                                            20,374          9,485
Construction in progress                         4          1,438
                                           -------       --------
                                           $20,378       $ 10,923
                                           =======       ========

The Company recognized depreciation expense of $2,607, $1,155 and $235 in 1999, 1998 and 1997, respectively.

9.   Intangible Assets

Intangible assets consist of the following as of December 31:

                                                               1999      1998
                                                          ---------------------

   Issuance costs and original issuance discount on Senior
   Notes                                                     $  4,477   $ 7,250
   Goodwill                                                     7,250     5,215
   Other                                                          462        30
                                                             ------------------
                                                               12,189    12,495
   Accumulated amortization                                    (1,280)     (696)
                                                             ------------------
                                                             $ 10,909   $11,799
                                                             ==================

During the years ended December 31, 1999 and 1998, the Company repurchased $51,250 and $41,000 of its 14 1/2% Senior Notes and wrote off $2,547 and $2,111 of issuance costs and original issuance discount on the Senior Notes, net of accumulated amortization of $226 and $107, respectively.

                         OnePoint Communications Corp.

9.   Intangible Assets (continued)


Amortization expense for the years ended December 31, 1999, 1998 and 1997 totaled $374, $775 and $0, respectively.

Amortization related to the issuance costs and original issuance discount on the Senior Notes during the years ended December 31, 1999 and 1998 of $513 and $552 was recognized as a component of interest expense.

10.  Long-Term Debt

Unit Offering

During May 1998, the Company offered units each consisting of $1 principal amount of 14 1/2% Senior Notes due 2008 (the "Senior Notes") and Warrants to purchase 111,125 shares of common stock (the "Warrants") for gross proceeds of $175,000 (collectively, the "Unit Offering"). Each of the 175,000 Warrants entitles the holders to purchase 0.635 shares of common stock of the Company at an exercise price of $0.01 per share. Unless exercised, the Warrants expire on June 1, 2008. The Warrants were valued at $5,300 based on independent appraisal thereof as of the issuance date and are reflected as an additional debt discount and reduction of the carrying amount of the Senior Notes in the accompanying financial statements.

In connection with the Unit Offering, the Company purchased $80,500 of government securities (the "Pledged Securities") to fund the first seven scheduled interest payments on the Senior

                         OnePoint Communications Corp.

10.  Long-Term Debt (continued)

Notes. These Pledged Securities are pledged to a trustee for the benefit of the holders of the Senior Notes, and secure a portion of the Company's obligations under the indenture with respect to the Unit Offering (the "Indenture"). Pursuant to the restricted securities agreement entered into in connection with the Unit Offering, the trustee is allowed to release Pledged Securities in excess of the amount required to fund the first seven scheduled interest payments on the Senior Notes, upon request by the Company.

As of November 6, 1998, the date on which the Senior Notes and the Warrants became separable, the Company recognized a discount of $5,300 on the book value of the Senior Notes relating to the Warrants and will amortize this amount over the life of the Senior Notes. Accordingly, for the years ended December 31, 1999 and 1998, $299 and $63, respectively, of amortization of the discount of the Senior Notes resulting from the issuance of the Warrants has been recorded in the accompanying financial statement.

The Company completed open market purchases of Senior Notes having an aggregate principal amount of $92,250 between November 9, 1998 and June 9, 1999 at various prices for an aggregate total cost of approximately $47,947, including accrued interest and transaction fees. For the years ended December 31, 1999 and 1998, the Company recognized an extraordinary gain on the early extinguishment of this debt of $20,432 and $19,799, respectively. Pursuant to the restricted securities agreement entered into in connection with the Unit Offering, the trustee of the Pledged Securities had released approximately $38,200 upon request by the Company.

The Senior Notes bear interest annually at 14 1/2% from the date of issuance. Interest payments are due on June 1 and December 1 of each year, commencing on December 1, 1998. During the years ended December 31, 1999 and 1998, the Company paid $13,256 and $10,656, respectively, of interest related to the Senior Notes and paid approximately $390 of liquidated damages as described below. The Company is not required to make mandatory redemption or sinking fund payments under the Senior Notes. The Senior Notes generally are not redeemable at the option of the Company at anytime prior to June 1, 2003. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus any unpaid interest and liquidated damages, if any.

                                                        Percentage
          June 1, 2003 to May 31, 2004                   107.250%
          June 1, 2004 to May 31, 2005                   104.833%
          June 1, 2005 to May 31, 2006                   102.417%
          June 1, 2006 and thereafter                    100.000%

                         OnePoint Communications Corp.

10.  Long-Term Debt (continued)

In addition, the Company may redeem up to 35% of the aggregate principal amount of issued Senior Notes at a redemption price of 114.5% of the principal amount, plus unpaid interest and liquidated damages, if any, with the net cash proceeds of one or more public or private offerings of common stock generating net cash proceeds to the Company of at least $20,000 provided at least 65% of the aggregate principal amount of Senior Notes issued remain outstanding immediately after such redemption.

In the event of a change in control, as defined in the Indenture, the Company will be required to make an offer to each holder of Senior Notes to repurchase all or any part of the Senior Notes at 101% of the aggregate principal amount, plus unpaid interest and liquidated damages, if any.

Amounts outstanding under the Senior Notes at December 31, 1999 and 1998 were $80,546 and $130,003 respectively, net of a discount of $2,204 and $3,997, respectively, relating to the value assigned to the Warrants. Interest accrued under the Senior Notes at December 31, 1999 and 1998 was $1,019 and $1,678, respectively.

The Company is required to comply with specified covenants described in the Senior Notes Indenture. These covenants include limitations on sales of subsidiaries and certain assets, mergers, the acquisition of additional debt, the distribution of capital and other activities.

In connection with the May 1998 Unit Offering, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which it agreed to file and use its best efforts to cause to become effective the registration statement relating to an offer to exchange the Senior Notes for substantially identical notes which are not subject to restrictions on transfer that are applicable to the Senior Notes. The Company filed the registration statement on September 18, 1998, as required under the Registration Rights Agreement. The Registration Rights Agreement provides; however, that if the registration statement has not been declared effective by the Securities and Exchange Commission on or before November 17, 1998, then liquidated damages will accrue with respect to the Senior Notes. Such liquidated damages accrued at a rate of $0.05 per week per $1,000 principal amount of Senior Notes for the first ninety days beyond November 17, 1998, and thereafter increase by $0.05 per week per $1,000 outstanding principal amount of the Senior Notes each ninety-day period, up to a maximum of $0.50 per week per $1,000 principal amount of Senior Notes. Liquidated damages ceased to accrue on August 6, 1999 when the registration statement was declared effective. The Company paid, on December 1, 1999, a total of $390 in total liquidated damages.

                         OnePoint Communications Corp.

10.  Long-Term Debt (continued)

Term Note

On March 25, 1998, the Company entered into a term note with a bank (the "Credit Facility"). Under the terms of the Credit Facility, the Company may borrow up to $9,000. The interest rate on borrowings under the Credit Facility is, at the Company's election: (i) the Lender's prime rate less 0.75%; (ii) LIBOR plus 50 basis points; or (iii) the federal funds rate (as defined) plus 50 basis points. As of December 31, 1999, the effective interest rate on the Credit Facility was approximately 5.75% per annum. Through December 1998, the Company borrowed $8,750 with the additional $250 of availability securing a letter of credit. Principal payments began on January 1, 1999 with all balances payable on or before January 1, 2003. The Credit Facility has mandatory repayment provisions upon certain events. The Credit Facility is collateralized by certain of the Company's assets and is guaranteed by SBC. As of December 31, 1999, the outstanding principal balance and accrued interest was $8,437 and $46 respectively on this Credit Facility.

On August 30, 1999 the Company established an additional borrowing facility (the "Second Credit Facility") with the same bank enabling the Company to borrow up to an additional $16,000 that matures on January 1, 2004. The terms of the Second Credit Facility are similar to those contained in the previous agreement. On the same date the first Credit Facility was amended in order to make the default provisions consistent with the Second Credit Facility. As of December 31, 1999, the outstanding principal balance and accrued interest of the Second Credit facility was $14,434 and $80 respectively.

The following future minimum debt payments are required for the Company's borrowings as of December 31, 1999:


          2000                        $     980
          2001                            3,210
          2002                            7,820
          2003                            8,507
          Thereafter                     85,104
                                      ---------
                                        105,621
          Less remaining debt
          discounts attributable
          to warrants issued             (2,204)
                                      ---------
                                      $ 103,417
                                      =========

                         OnePoint Communications Corp.

11. Stockholder's Equity

Pursuant to the Company's Recapitalization as described in Note 1, the Company has authorized capital stock consisting of 2,000,000 shares of $0.01 par value common stock ("Common Stock") and 35,000 shares of $1.00 par value preferred stock ("Preferred Stock"). Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company, which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock. Each outstanding share of Common Stock is entitled to vote on all matters submitted to a vote of stockholders. Subject to the prior rights of the holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends as determined, from time to time, by the Board of Directors. The Indenture restricts the ability of the Company to pay dividends on the Common Stock.

The Preferred Stock is not entitled to receive dividends; however, the Company can not redeem, purchase, or otherwise acquire directly or indirectly any junior securities or pay or declare dividends or make any distribution upon any junior securities so long as the Preferred Stock is outstanding. The Preferred Stock is not entitled to vote on matters upon which holders of the Common Stock are entitled to vote unless the Company is non-compliant with certain provisions of the Company's amended and restated articles of incorporation (an "Event of Noncompliance"), at which time the holders of Preferred Stock are entitled to elect an additional member of the Board of Directors who shall have voting rights equal to the total number of board members plus one. The Preferred Stock is redeemable by the Company at any time in whole or in part, and the holders thereof have the right to demand redemption if an Event of Noncompliance occurs, at a redemption price of $1,000 per share. Upon liquidation, dissolution or winding up of the Company, each holder of Preferred Stock is entitled to be paid before any distribution or payment is made with respect to any other class of the Company's capital stock, an amount in cash equal to the aggregate liquidation value of all Preferred Stock held by such holder. "Liquidation Value" for any share of Preferred Stock is equal to $1,000 per share. The Preferred Stock does not accrue dividends, and is not convertible into any other class of capital stock. The Preferred Stock is entitled to certain anti-dilution rights in the event of a stock split, dividend, combination, or other recapitalization.

12. Stock Appreciation Rights Plan

During 1998, the Company authorized the issuance of up to 166,669 stock appreciation rights ("SARs") pursuant to the OnePoint Stock Appreciation Rights Plan (the "Plan") - the Company granted a total of 44,200 and 71,719 SARs with an exercise price of $67.50 or $135.00 per SAR in 1998 and 1999, respectively, to certain officers and employees of the Company pursuant to agreements with each grantee. All SARs issued have an expiration date of ten years and are

                         OnePoint Communications Corp.

12. Stock Appreciation Rights Plan (continued)

subject to certain vesting schedules, typically five years. The Company estimates the market value of SARs issued based on a capitalization of discounted cash flow valuation model, as adjusted for the current general market conditions and specific company information. The Company recognized compensation expense related to these stock appreciation rights totaling approximately $4,193 and $0 in 1999 and 1998 respectively, in the accompanying financial statements. No form of stock based compensation was issued prior to 1998.

                                                      Year ended December 31
                                                        1999     1998   1997
                                                    ------------------------

Stock appreciation rights outstanding, beginning      69,944       --     --
Granted                                               44,200   71,919     --
Exercised                                                 --       --     --
Forfeited                                            (30,625)  (1,975)    --
                                                    ------------------------
Stock appreciation rights outstanding, ending         83,519   69,944     --
                                                    ========================

The Company had no SARs that were exercisable as of December 31, 1999. The weighted average grant-date estimated market value of common stock underlying the SARs granted during the years ended December 31, 1999 and 1998 was approximately $101.26 and $67.50 per share, respectively. Had the Company adopted the employee stock compensation measurement provisions of Statement No. 123, net loss and basis net loss per share, on a pro forma basis assuming no other adjustments, would have been approximately the same as reported amounts.

The company's estimation of the fair value of stock appreciation rights granted during 1998 was estimated using the Black-Scholes option pricing model. The following assumptions were used for grants made in 1998: no dividend yield, zero volatility, risk-free interest rate of 6 percent, and an expected life of ten years. For 1999 the Company valued the stock based on the valuation performed in conjunction with the CAIS Internet, Inc. investment which yielded a value of $257.40 per share.

13. Related Party Transactions

Receivable

As of December 31, 1999 and 1998, the Company had receivable balances from Mid-Atlantic, primarily resulting from a shared cash receipts lockbox, totaling approximately $266 and $653, respectively.

                         OnePoint Communications Corp.

13. Related Party Transactions (continued)

Other

Certain officers of the Company are officers of VIC and VIC2.

The Company shared certain operations with Mid-Atlantic, a company in which the Company holds a 41.4% interest. The Company paid approximately $266, $836 and $250 for services provided by Mid-Atlantic in 1999, 1998 and 1997, respectively.

At December 31, 1999 and 1998, the Company had accrued $0 and $208 in accounts payable related to reimbursement for seconded employees provided by SBC. SBC has guaranteed certain leases and other obligations of the Company.

The Company entered into a professional services agreement with The VenCom Group, Inc., ("VenCom") in April 1998, pursuant to which VenCom provides financial and management consulting services and manages the Company's relationships with VIC2 and SBC. Under this agreement, VenCom receives an annual management fee of $750 and a fee of 2% of the amount of any capital raising activity or acquisition activity of the Company, including debt and equity placements. Fees payable under the agreement are subject to an annual cap of $900, provided that if the amount paid in any calendar year is less than $900, the annual cap in the next calendar year shall be equal to the difference between $1,800 and the amount paid in the previous calendar year and further provided that amounts owed in excess of the cap in any year may be paid in one or more subsequent years if and to the extent they are within the cap in such years. The Company accrued consulting fees payable of $3,500 from the Unit Offering, Credit Facility, $320 from the Second Credit Facility, $58 from the RCP Acquisition and $200 from the sale of VIC-RMTS-DC, LLC interest to SBC of which, approximately $3,778 and $3,350 remained unpaid as of December 31, 1999 and 1998, respectively. Amortization of this debt issuance cost has been recognized as a component of interest expense. Under this agreement, the Company paid VenCom $900 during 1999 and 1998.

14. Income Taxes

The Company was treated as a partnership for income tax purposes until incorporation in April 1998. Accordingly, no provision or benefit for income taxes has been included in the financial statement for any period prior to April 1998 as taxable income or loss passes through to and is reported by unit-holders individually. As of December 31, 1998, the Company had net tax operating loss carryforwards of approximately $47,546 and $20,350, respectively. These losses were generated from April 1998 through December 31, 1999 will expire through 2018 and 2019.

Net operating loss carryforwards may be used to offset future taxable income generated by the Company. The Company's ability to utilize $410 of the net operating losses attributable to one on its subsidiaries will be limited to the future taxable income, if any, of that subsidiary prior to the expiration date of the carryforward period as the subsidiary is not included in the Company's consolidated income tax return. All loss carryforwards may be limited in the future in the event of significant changes in the ownership of the Company.

                         OnePoint Communications Corp.

14. Income Taxes (continued)

The Company had net deferred tax assets of approximately $27.4 million and $8.3 million at December 31, 1999 and 1998 respectively. The components of net deferred tax assets consist primarily of net operating loss carryforwards and current nondeductible reserves. The benefit of deferred tax assets are recorded to the extent that management believes the realization of such deferred tax assets to be "more likely than not." As of December 31, 1999 and 1998, the Company has incurred losses since inception and management does not believe taxable income will be achieved in the near future. Accordingly, management has fully reserved the net deferred tax assets due to uncertainty of the ultimate realization of any benefit from such assets.

The effective income tax rate differs from the statutory federal income tax rate due principally to the following:

                                  December 31     December 31     December 31
                                      1999            1998            1997
                                 --------------------------------------------
Federal tax rate (benefit)            34.0%          (34.0)%               --%
State tax, net of federal tax         (6.6)           (7.0)                --
Valuation allowance                   40.5            33.8                 --
Nondeductible expenses                 0.1             6.9                 --
Change in entity tax status             --            (0.1)                --
Other                                   --             0.4                 --
                                 --------------------------------------------
Effective rate                         0.0%            0.0%                --%
                                 ============================================

The net deferred tax liabilities in the accompanying balance sheets include the following components:

                                       December 31             December 31
                                           1999                    1998
                                       -----------------------------------
Deferred tax assets:
   Intangibles                         $  2,541                    $    --
   Deferred income                        3,580                         --
   Incentive compensation                 1,702                         --
   Net operating losses                  19,296                      8,258
   Other                                  1,242                         88
                                       -----------------------------------
                                         28,361                      8,346



                                       December 31             December 31
                                           1999                     1998
                                       -----------------------------------
Deferred tax liabilities:
   Fixed assets                        $    978                   $     --
                                       -----------------------------------
   Net deferred tax asset                27,383                      8,346
   Valuation allowance                  (27,383)                    (8,346)
                                       -----------------------------------
   Net deferred tax asset              $     --                   $      -
                                       ===================================

                         OnePoint Communications Corp.

15. Fringe Benefit Plans

The Company has a 401(k) Savings Plan and Trust for the benefit of all employees who meet certain eligibility requirements. The plan documents provide for the Company to make defined contributions as well as matching and other discretionary contributions, as determined by the Board of Directors. The Company contributed $152, $47, and $0 to the 401(k) Savings Plan and Trust for the years ended December 31, 1999, 1998 and 1997, respectively.

16. Leases

The Company currently leases office space and equipment under noncancelable operating leases. The future minimum lease payments under noncancelable operating leases at December 31, 1999, are as follows:

          December 31,

          2000                                 $ 3,758
          2001                                   3,928
          2002                                   3,963
          2003                                   3,412
          Thereafter                            17,749
                                             ---------
          Total                                $32,810
                                             =========


Most leases provide for the pass-through of increases in operating expenses and real estate taxes. Rent expense for 1999, 1998 and 1997 was approximately $2,643, $1,107 and $629, respectively.

17. Other Information

During the years ended December 31, 1999, 1998 and 1997, the Company made cash payments of $13,256, $10,656 and $0 for interest, respectively. During 1998, the Company recapitalized long-term debt totaling $1,500 through the issuance of preferred stock. During 1999, 1998 and 1997 the Company made no cash payments for income taxes.

The Company is from time to time party to litigation arising in the ordinary course of its business. The Company believes that such litigation will not have a material impact on the Company's financial position or results from operations.

                         OnePoint Communications Corp.

17. Other Information (continued)

Approximately 74%, 70% and 50% of the Company's cost of revenues for the years ended December 31, 1999, 1998 and 1997, respectively, were purchased from five suppliers, each of whom supplied between 6% and 20% of the total cost of revenues during such periods.

18. Arbitration Proceedings

On August 6, 1998, OPC Holdings made a demand for arbitration of certain disputes under the Mid-Atlantic operating agreement. The arbitration demand sought the resolution of several disputes between the parties, including among other things, whether the Company was entitled to disclose Mid-Atlantic's financial results in connection with the Company's exchange offer registration statement. On January 15, 1999, OPC Holdings, Mid-Atlantic and other related parties entered into a Settlement Agreement which resolved the disputes covered by the arbitration demand. The Settlement Agreement provides, among other things, that Mid-Atlantic would provide the necessary financial information regarding Mid-Atlantic for the exchange offer and OPC Holdings' periodic filings under the Security Exchange Act of 1934, as amended. During the fourth quarter of 1999, the parties engaged in settlement discussions, ultimately leading to the execution of a settlement and dismissal of the claims asserted. In addition, and in connection therewith, OPC Holdings consented to the sale by Mid-Atlantic of the assets of another joint venture between the parties, Mid-Atlantic Telcom Plus, LLC ("Cableco"), to Comcast Corporation. OPC Holdings released Mid-Atlantic from any claims it may have currently or in the future relating to the Comcast transaction.

Net proceeds to the Company from the sale of the assets of the Cableco are estimated to be $34.0 million, subject to adjustments. The transaction closed during March 2000. The Company received approximately $22.4 million in March 2000 and anticipates receiving and additional $11.7 million of contingent consideration and hold-back upon expiration of such periods over the subsequent 12 months.

19. Segment Information

The Company's reportable segments are segregated into business units that offer services to four distinct geographic regions; (i) Atlanta, Georgia and Charlotte/Raleigh/Durham, North Carolina (the "Southeast Region"), (ii) Chicago, Illinois (the "Central Region"), (iii) Denver, Colorado and Phoenix, Arizona (the "Western Region"), and (iv) Washington, DC/Baltimore, MD/Philadelphia, PA (the "Mid-Atlantic Region"). The Company's services to each segment include a combination of telephony, video and/or high-speed Internet access services.

                         OnePoint Communications Corp.

19. Segment Information (continued)

The Company evaluates performance and allocates resources based on operating profit or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company and its subsidiaries carry their investments in affiliates on the equity method of accounting. Accordingly, certain segments have recognized equity in the earnings of other segments and their proportionate share of the assets and liabilities of investments in affiliates. All such amounts have been included in the reported financial information for the business segments. The Company's segments do not provide services to each other; therefore, there were no inter-segment sales or related cost of sales during the periods presented.

The following table provides certain financial information for each business segment:

                                                  December 31
                                       1999            1998           1997
                                   ---------------------------------------
Revenues:
   Central Region                  $  6,187        $  2,690       $     --
   Mid-Atlantic Region                4,653           1,660             43
   Southeast Region                   6,129           1,670             --
   Western Region                     5,107             911             --
   Other                                 62              22             --
                                   ---------------------------------------
                                   $ 22,138        $  6,953       $     43
                                   =======================================
Loss from operations:
   Central Region                   (15,705)       $ (5,817)      $ (3,138)
   Mid-Atlantic Region              (12,571)        (11,772)        (4,686)
   Southeast Region                 (11,841)         (6,938)        (2,853)
   Western Region                   (11,601)         (5,585)        (2,411)
   Other                             (4,877)         (1,028)            25
                                   ---------------------------------------
                                   $(56,595)       $(31,140)      $(13,063)
                                   =======================================
Identifiable assets:
   Central Region                  $ 20,600        $ 15,515       $  1,039
   Mid-Atlantic Region                4,190           4,378          1,860
   Southeast Region                   3,306           2,206            595
   Western Region                     9,580             908            465
   Other                             43,732         126,300         15,722
                                   ---------------------------------------
                                   $ 81,408        $149,307       $ 19,681
                                   =======================================

                         OnePoint Communications Corp.

     19. Segment Information (continued)

                                                     December 31
                                            1999        1998          1997
                                           --------------------------------
     Capital expenditures:
        Central Region                     $ 6,926    $ 4,677       $   816
        Mid-Atlantic Region                    595      1,200         1,004
        Southeast Region                       376        837           364
        Western Region                       2,366        390           199
        Other                                2,419      2,270            57
                                           --------------------------------
                                           $12,682    $ 9,374       $ 2,440
                                           ================================

                                                    December 31
                                            1999       1998         1997
                                           --------------------------------
     Depreciation and
     amortization:
        Central Region                     $ 1,565   $  684       $   94
        Mid-Atlantic Region                    347      287           57
        Southeast Region                       197      111           30
        Western Region                         166       74           20
        Other                                  785      299           34
                                           --------------------------------
                                           $ 3,060   $1,455       $  235
                                           ================================

The following table provides gross revenues on a service line basis:

                                                      December 31,
                                           --------------------------------
                                           1999         1998           1997
                                           --------------------------------
     Revenues:
        Telephony                          $ 17,475   $ 4,463        $   43
        Video                                 4,601     2,462             -
        High-speed Internet                      62        28             -
                                           --------------------------------
                                           $ 22,138   $ 6,953        $   43
                                           ================================

20. Consolidating Condensed Financial Statements

The Company's consolidating condensed financial statements for the (i) Company,
(ii) its wholly-owned subsidiaries (OnePoint Communications-Illinois LLC, OnePoint Communications-Colorado LLC, OnePoint Communications-Georgia LLC and OnePoint Communications Holdings, LLC), on a combined basis, which are guarantors under the Senior

                         OnePoint Communications Corp.

20. Consolidating Condensed Financial Statements (continued)

Notes, and (iii) its majority owned subsidiaries (VIC-RMTS-DC, LCC and OnePoint Services, LLC), on a combined basis, which are a guarantors under the Senior Notes as required by the Securities and Exchange Commission's Staff Accounting Bulletin No. 53 follows.

                  The Consolidating Condensed Balance Sheets
                       as of December 31, 1999 and 1998


                                          Wholly-        Majority-
                                           Owned          Owned
                                         Guarantor      Guarantor                    Consolidated
                               Parent   Subsidiaries   Subsidiaries   Eliminations      Total
-----------------------------------------------------------------------------------------------------
December 31, 1999
Current assets               $   21,420   $    4,681     $     3,634    $        -     $      17,318
Noncurrent assets                49,968       26,045           5,883       (30,223)           64,090
Current liabilities              14,735        4,733           3,674             -            23,142
Noncurrent liabilities          111,688          630             171             -           112,489
Redeemable preferred stock       35,000            -               -             -            35,000
Minority interests                  229          812               -             -             1,041
Total stockholders'
   equity/(deficit)          $  (90,264)  $   24,551     $     5,672    $  (30,223)    $     (90,264)

December 31, 1998
Current assets                 $ 24,769   $    2,141     $       965    $        -     $      27,875
Noncurrent assets               119,415       25,790           3,413       (27,186)          121,432
Current liabilities               7,553        3,750           1,063             -            12,366
Noncurrent liabilities          138,503          310               -             -           138,813
Redeemable preferred stock       35,000            -               -             -            35,000
Minority interests                    -            -               -             -                 -
Total unit-holders' equity
 (deficit)
                                (36,872)      23,871           3,315       (27,186)          (36,872)

                         OnePoint Communications Corp.

20. Consolidating Condensed Financial Statement (continued)

               Consolidating Condensed Statements of Operations
             for the Years Ended December 31, 1999, 1998 and 1997


                                                      Wholly-       Majority-
                                                      Owned          Owned
                                                    Guarantor      Guarantor                      Consolidated
                                      Parent      Subsidiaries   Subsidiaries    Eliminations        Total
                                  ----------------------------------------------------------------------------
                                                       For the Year Ended December 31, 1999

Revenues                          $          -     $   17,069     $    5,069     $        -       $   22,138
Cost of revenues                             -         15,987          6,019              -           22,006
Loss from continuing
   operations before
   extraordinary
   items                               (73,158)       (38,951)        (12,802)        51,753         (73,158)
                                  --------------------------------------------------------------------------
Net loss                          $    (52,726)    $  (33,287)    $   (13,657)   $    46,946      $  (52,726)
                                  ==========================================================================
                                                    For the Year Ended December 31, 1998

Revenues                          $          -     $    5,293     $    1,660     $        -       $    6,953
Cost of revenues                             -          5,925          2,840              -            8,765
Loss from continuing
   operations before
   extraordinary
   items                               (44,625)       (33,567)        (11,772)        45,339         (44,625)
                                  --------------------------------------------------------------------------
Net loss                          $    (24,826)    $  (33,567)    $   (11,772)   $    45,339       $ (24,826)
                                  ==========================================================================
                                                     For the Year Ended December 31, 1997

Revenues                          $          -     $        -     $       43     $        -        $      43
Cost of revenues                             -              -             83              -               83
Loss from continuing
   operations before
   extraordinary                       (16,091)       (16,135)        (4,686)         20,821         (16,091)
   items
                                  --------------------------------------------------------------------------
Net loss                          $    (16,091)    $  (16,135)    $   (4,686)    $    20,821       $ (16,091)
                                  ==========================================================================

21. Subsequent Events

In February 2000, SBC Comventures, Inc., a wholly-owned subsidiary of SBC, invested $5.0 million to obtain additional 12% direct ownership interest in a majority-owned subsidiary of the Company, VIC-RMTS-DC, LLC. This transaction will result in an additional deferred gain of $3.7 million.

                         OnePoint Communications Corp.

21. Subsequent Events (continued)

In March of 2000, Mid-Atlantic sold substantially all of its assets, net of certain liabilities to Comcast Corporation. The Company's proportionate share of the net proceeds related thereto was approximately $34.0 million, of which approximately $11.6 million is subject to certain earn-out provisions. The Company will recognize a gain of approximately $20.0 million in the first quarter of 2000 related to this transaction, after giving effect to the carrying value of its investment in and amounts due from Mid-Atlantic of approximately $2.2 million of $0.2 million, respectively. The Company will recognize the remaining $11.6 million gain attributable to the contingent sales price in the period such amounts are determinable.

In March 2000, the Company purchased a 1% redeemable equity interest in ComPlus, LP, and affiliated vendor of engineering and installation services, in exchange for $100 in cash. This investment secured the resources to engineer and install the Company's network. ComPlus, LP also issued a secured promissory note, payable on demand to the Company in exchange for $900 in cash. VIC owns 99% of the equity interests of ComPlus, LP.

As the Company begins deployment of its IP-based network capable of providing a full range of voice, data and video services, the Company is in the process of divesting its private cable assets in Illinois and Georgia. During the first quarter of 2000, the Company received multiple offers to purchase its wholly-owned subsidiary, OnePoint Communications-Illinois, LLC.

                             Developments Schedule

In October 2000, Company borrowed an additional $5,000,000 against the Verizon Investments, Inc. $15,000,000 loan dated 8/25/00.

In October 2000, the Company sold to Verizon Investments, Inc. a Common Stock Purchase Warrant to purchase 17,850 shares of Common Stock, par value $0.01 per share, of the Company in exchange for $2.5 million.

Verizon Investments, Inc. $25,000,000 loan dated 11/17/00.